UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/18/2013

HOPTO INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21683

Delaware	13-3899021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1901 S. Bascom Avenue
Suite 660
Campbell, CA 95008
(Address of principal executive offices, including zip code)

800-472-7466
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 18, 2013, Jeremy E. Verba accepted an appointment by the board of directors (the "Board") of hopTo Inc. (the "Company") as a Class III member of the Board. Class III members serve until the Company's 2014 annual meeting of stockholders or, if earlier, until their resignation, removal or replacement.

Mr. Verba has served in senior positions at major internet companies. Most recently, he was the CEO of eHarmony, Inc., overseeing the number one compatibility-based relationship site in the world. Prior to eHarmony, he was the founder and general manager of Treasure Isle at Zynga, Inc. Mr. Verba's career focus has been on online services, communications, and digital media. He received his MBA from Harvard University and a BS from the Massachusetts Institute of Technology.

Concurrently, with Mr. Verba's acceptance of appointment to the Board, the Company granted him options under its 2012 Equity Incentive Plan to purchase up to 700,000 shares of common stock at an exercise price of $0.37 per share (the closing price on the date of his appointment). The vesting schedule and other terms and conditions of such grant are consistent with those given to other directors.

As a non-employee director, Mr. Verba will be eligible to be compensated for his attendance at Board meetings and to receive periodic stock option grants, and any other benefits available to non-employee directors (pro-rated as appropriate for any periods of service less than a full fiscal year), as further described in the Company Proxy Statement on Schedule 14A filed April 19, 2013. The Company also entered into its standard non-employee director indemnification agreement with Mr. Verba.

Item 9.01.    Financial Statements and Exhibits

The Company issued a press release on December 23, 2013, announcing the appointment of Jeremy E. Verba as a member of the Company's board of directors.

A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOPTO INC.

Date: December 24, 2013	By:	/s/ Robert L. Dixon
Robert L. Dixon
Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release